                                                                     EXHIBIT (a)

                              CERTIFICATE OF TRUST

                This Certificate of Trust of Credit Suisse Short Duration Bond Fund (the "Trust"), dated January 31, 2002, is being duly executed and filed by Hal Liebes, as sole initial trustee of the Trust, to form a business trust under the laws of the State of Delaware.

                1. Name. The name of the business trust formed hereby is Credit Suisse Short Duration Bond Fund.

                2. Registered Office. The address of the Trust's registered office in the State of Delaware is c/o The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, City of Wilmington, New Castle County, DE 19801.

                3. Registered Agent. The name of the Trust's registered agent at the above listed address is The Corporation Trust Company.

                4. Effective Date. This Certificate of Trust shall be effective upon the date and time of filing.

                5.      Series Trust. Notice is hereby given that pursuant to
Section 3804 of the Delaware Business Trust Act, the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to a particular series of the Trust shall be enforceable against the assets of such series only and not against the assets of the Trust generally.

                6. Investment Company. The Trust is, or will become prior to or within 180 days following the first issuance of shares of beneficial interests therein, a registered investment company under the Investment Company Act of 1940, as amended.

                IN WITNESS WHEREOF, the undersigned, being the sole Trustee of the Trust, has executed this Certificate of Trust as of the date first above written.



                                          /s/ Hal Liebes
                                          --------------------------------
                                          Hal Liebes
                                          as Trustee and not individually